FOR IMMEDIATE RELEASE

               Euroweb International Announces the Resignation of
                     Csaba Toro as Chief Executive Officer

Los Angeles, California May 31, 2006 - After the closing of the sale transaction of the Internet related assets of Euroweb International Corp. ("Euroweb", Nasdaq Capital Market - EWEB), Euroweb announced the resignation of Csaba Toro as Chief Executive Officer effective June 1, 2006. In connection with this resignation, Euroweb and Mr. Toro entered into a Severance Agreement pursuant to which Mr. Toro agreed to release Euroweb from all obligations under the Employment Agreement entered between Mr. Toro and Euroweb, which would have required payments through December 2008 aggregating approximately $1,000,000. As consideration for entering into the Severance Agreement, the Company and Mr. Toro mutually agreed to make a one time payment of $750,000 to Mr. Toro.

Moshe Schnapp,  President of Euroweb  expressed his  appreciation to Csaba Toro:
"We thank Csaba for his work and dedication over the past 11 years, where since the early beginnings of the Company's life, his personal involvement and efforts have contributed a great deal to the overall performance of Euroweb. During this period, the Company grew from a successful start-up to a dominant player in the Internet market of Hungary and the CEE. We would like to wish him lots of success in his future endeavors."

About Euroweb International Corp.

Euroweb International owns and operates an IT outsourcing company in Hungary through its wholly owned subsidiary, Navigator Informatika Rt. Euroweb's common stock is traded on the Nasdaq Capital Market under the symbol "EWEB". For more information about the Company go to: www.euroweb-international.com.

"SAFE HARBOR  STATEMENT" UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this Release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause Euroweb International Corp's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.

Contact:
     Euroweb International Corp.
  Robin Ann Gorelick
  robin@gorelicklaw.com
  ---------------------
13105595583